                                                                     EXHIBIT 5.1

July 31, 1997

PG&E Corporation
77 Beale Street
San Francisco, California  94177

          Re: PG&E Corporation -- Post-Effective Amendment on Form S-8 to Form S-4 (Reg. No. 333-27015)

Ladies and Gentlemen:

     At your request, I, Chief Counsel, Corporate for Pacific Gas and Electric Company ("PG&E"), a wholly-owned subsidiary of PG&E Corporation, a California corporation (the "Company"), am rendering this opinion in connection with the proposed issuance pursuant to the Valero Energy Corporation Stock Option Plan No. 4, Valero Energy Corporation Stock Option Plan No. 5, and Valero Energy Corporation Executive Stock Incentive Plan, as amended effective as of July 31, 1997 (the "Valero Plans"), of shares of common stock, no par value, of the Company ("Common Stock").

     I, or other members of PG&E's Law Department acting under my direction and under my supervision, have examined instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.

     Based on such examination, I am of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Valero Plans are validly authorized shares of Common Stock and, when issued in accordance with the provisions of the Valero Plans, will be legally issued, fully paid and nonassessable.

     I express no opinion as to matters of law in jurisdictions other than the State of California and federal law of the United States.

     I hereby consent to the filing of this opinion as an exhibit to this Registration Statement and to the use of my name wherever it appears in said Registration Statement. In giving such consent, I do not consider that I am an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                Very truly yours,

                                GARY P. ENCINAS

                                GARY P. ENCINAS